EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Lipman Electronic Engineering Ltd. 2003 Stock Option Plan, the Lipman Electronic Engineering Ltd., the 2004 Stock Option Plan, Lipman Electronic Engineering Ltd. 2004 Share Option Plan and the Lipman Electronic Engineering Ltd. 2006 Share Incentive Plan, of our report dated December 16, 2005, with respect to the consolidated financial statements of VeriFone Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended October 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
November 6, 2006